Exhibit 6

                             STOCKHOLDERS' AGREEMENT

            This STOCKHOLDERS' AGREEMENT is dated as of March 2, 1999, among Global Pharmaceutical Corporation, a Delaware corporation (the "Company"), Barry
R. Edwards ("Edwards"), Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (collectively, the "Fleming Funds"). The Fleming Funds, any Fleming Holder and any Transferee are collectively referred to herein as the "Investor Group" and, individually, an "Investor."

                              W I T N E S S E T H:

            WHEREAS, pursuant to the terms of the Stock and Warrant Purchase Agreements, dated as of March 2, 1999, between the Company and each of the Fleming Funds (the "Stock and Warrant Purchase Agreements"), the Fleming Funds have purchased 50,000 shares of the Company's Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock");

            WHEREAS, Edwards beneficially owns less than one percent (1%) of the outstanding shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") (such shares, along with any shares of Common Stock or other equity securities of the Company that Edwards may subsequently acquire, the "Edwards Shares");

            WHEREAS, it is a condition precedent to the Company's and the Fleming Funds' respective obligations to consummate the transactions contemplated by the Stock and Warrant Purchase Agreements that the parties hereto shall have entered into this Agreement; and

            WHEREAS, each of Edwards, the Company and the Fleming Funds desires to enter into this Agreement to regulate certain aspects of their relationship;

            NOW, THEREFORE, in consideration of the arguments and mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Rights of Inclusion (Tag-Along Rights).

            (a) In the event Edwards proposes to Transfer any Edwards Shares (the "Transferor Shares") to any Person (the "Buyer"), as a condition to such Transfer, Edwards shall cause the Buyer to offer (the "Inclusion Offer") to purchase from each Investor, at each such Investor's option, up to that number of Investor Shares determined in accordance with Section 1(b) on the same terms and conditions as are applicable to the Transferor Shares (including any consideration to be received by Edwards in the form of bonuses, consulting fees, noncompetition payments, pursuant to employment arrangements or similar arrangements), except that each Investor shall not be required to provide any representation, warranty or other undertaking other than with respect to its ownership of, and authority to Transfer, the Investor Shares owned by it free of any liens or encumbrances. Edwards shall provide prompt written notice to each Investor (the "Inclusion Notice") setting forth all the terms and conditions of the Inclusion Offer, and each Investor may accept the Inclusion Offer in whole or in part by providing a written notice of acceptance with respect to Investor Shares owned by it to Edwards within twenty (20) days of delivery of the Inclusion Notice to it (the "Acceptance Notice").

            (b) Each Investor shall have the right to sell, pursuant to the Inclusion Offer, Investor Shares representing the same percentage of all Investor Shares owned by it as the Transferor Shares are of all Edwards Shares (such percentage shall be calculated on the basis that all shares of Series D Preferred Stock owned by each Investor have been converted into shares of Common Stock at the current conversion price per share under Section 5 of the Certificate of Designations); provided, however, that if no Investor elects to exercise such right, Edwards shall nonetheless be entitled to Transfer all or any portion of the Transferor Shares described in the Inclusion Notice. In the event the number of Investor Shares for which the Investor Group elects to exercise such right, along with the Transferor Shares and any other shares of the Company to be sold by other stockholders pursuant to any similar rights granted to such other stockholders, exceed the number of shares which the Buyer is willing to purchase, the number of shares to be Transferred to the Buyer by each transferor shall be reduced so that each transferor is entitled to Transfer the same percentage of its shares included in its Acceptance Notice as each other transferor. If an Investor elects to exercise such right, such Investor may, in its sole discretion, determine the composition of the Investor Shares (i.e., the number of the shares of Series D Preferred Stock and Common Stock to be included in the Investor Shares) to be Transferred by it to the Buyer pursuant to the Inclusion Offer. In the event that any Investor chooses to include any shares of Series D Preferred Stock in the Investor Shares to be Transferred by it to the Buyer pursuant to the Inclusion Offer, any such Investor shall, prior to or simultaneously with such Transfer, convert such shares of Series D Preferred Stock into shares of Common Stock so that each Investor Transfers only Common Stock to the Buyer.


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

            (c) Edwards shall have ninety (90) days, commencing on the date of the Inclusion Notice, in which to Transfer, on behalf of himself and the Investor Group up to the number of shares covered by the Inclusion Offer (including the Transferor Shares) to the Buyer. The terms of such Transfer, including, without limitation, price and form of consideration, shall be as set forth in the Inclusion Notice. If at the end of such ninety (90) day period Edwards has not completed the Transfer of the Transferor Shares and the Investor Shares (if any) proposed to be Transferred, Edwards may not proceed with such Transfer or any other Transfer without first giving a new Inclusion Notice pursuant to the provisions of this Section 1.

            (d) If Edwards is able to complete the Transfer of the Transferor Shares and the Investor Shares (if any) proposed to be Transferred within such ninety (90) day period, at the closing thereof, each Investor shall deliver to the Buyer a certificate or certificates representing the Investor Shares owned by it to be Transferred pursuant to the Inclusion Offer, free and clear of all liens and encumbrances, and the Buyer shall pay to each such Investor the purchase price for the Investor Shares so Transferred pursuant to this Section 1 and shall furnish such other evidence of the completion of such Transfer and the terms thereof as may be reasonably requested by the Investor Group.

            (e) The provisions of this Section 1 shall not apply to any Transfer or proposed Transfer by Edwards of Edwards Shares which represents twelve and one-half percent (12.5%) or less of the Edwards Shares held by Edwards on the date of such Transfer if such Transfer or proposed Transfer by Edwards of Edwards Shares, together with all other Transfers by Edwards of Edwards Shares on or prior to the date of such Transfer, represent thirty percent (30%) or less of the Edwards Shares held by Edwards on the date hereof, with Edwards Shares held by Edwards on the date of such Transfer to be appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar event; provided, however, that each Transfer of Edwards Shares that takes place within one year of any other Transfer to the same Person or any Affiliate of such Person shall be aggregated for purposes of such twelve and one-half percent (12.5%) threshold. In the event that Edwards desires to exercise an option to purchase shares of Common Stock of the Company, then Edwards may Transfer Edwards Shares to the extent necessary to obtain the funds to exercise such option and such Transfer shall not be included in the calculation of the percentages in this Section 1(e); provided that such option must expire within ninety (90) days of such Transfer.

            (f) The provisions of this Section 1 shall only apply to Edwards so long as Edwards is the Chief Executive Officer or an executive officer of the Company.

2. Board Observer Rights; Committees.

            (a) The Company agrees with the Fleming Funds that so long as any shares of Series D Preferred Stock are outstanding, the Fleming Holders (or if no shares of Series D Preferred Stock are held by a Fleming Holder, any Transferee consented to by the Company


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

(which consent shall not be unreasonably withheld) (the "Permitted Transferee")), shall have the right to have up to three (3) representatives (the "Fleming Observer" or "Fleming Observers") (subject to the provisions of Section 2(b) herein) attend and participate in meetings of the Company's Board of Directors, or any committee thereof, and the Company shall permit any Fleming Observer to attend and participate in all such meetings as an observer. A Fleming Observer shall not have the right to vote on any matter presented to the Board or any committee thereof. The Company shall give all Fleming Observers written notice of each meeting of the Board of Directors or any committee thereof and all written materials and other information given to the Company's directors and committee members in the same manner and at the same time such notices, materials and other information are given to the directors and committee members. The Company shall reimburse any Fleming Observer for travel and other expenses in connection with such meetings to the same extent that the Company reimburses its directors and committee members. If the Board of Directors or any committee thereof proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to all Fleming Observers prior to the effective date of such consent describing the nature and substance of such action.

            (b) During such time that the holders of the Series D Preferred Stock have elected at least one director to the Company's Board of Directors (or have waived their right to so elect such director) pursuant to Section 4 of the Company's Certificate of Designations with respect to the Series D Preferred Stock (the "Investor Director"), the number of Fleming Observers that the Fleming Holders or the Permitted Transferee, as the case may be, shall be able to exercise their rights as provided in Section 2(a) shall be modified such that
(x) in the event there is one (1) Investor Director, the Fleming Holders or the Permitted Transferee, as the case may be, shall have the right to have up to (2) Fleming Observers, (y) in the event there are two (2) Investor Directors, the Fleming Holders or the Permitted Transferee, as the case may be, shall have the right to have (1) Fleming Observer and (z) in the event there are three (3) Investor Directors, the Fleming Holders or the Permitted Transferee, as the case may be, shall not have the right to have any Fleming Observer.

            (c) So long as any shares of Series D Preferred Stock are outstanding, the Company and Edwards acknowledge that the parties to this Agreement desire that one Investor Director be appointed to the Executive, Compensation, Stock Option and Audit Committees of the Company's Board of Directors and at each time the Company's Board of Directors appoints committee members, agree to use their best efforts and take any other action necessary or appropriate to ensure such appointment; provided, however, that the agreements of this paragraph (c) shall terminate with respect to an Investor Director upon the Fleming Holders' or the Permitted Transferee's delivery of a written notice to the Company and Edwards to the effect that such Investor Director need not be appointed to the aforesaid committees.


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

3. Definitions.

            As used herein, the following terms shall have the respective meanings set forth below:

            "Acceptance Notice" shall have the meaning set forth in Section 1(a) hereof.

            "Affiliate" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

            "Board" or "Board of Directors" shall have the meaning given it in
Section 3 of the Stock and Warrant Purchase Agreements.

            "Buyer" shall have the meaning set forth in Section 1(a) hereof.

            "Capital Stock" means the Common Stock (including, without limitation, any Common Stock issuable upon conversion of the Series D Preferred Stock or upon exercise of the Warrants), Series D Preferred Stock and any other class of equity security which the Company may issue and any securities or other rights convertible, exchangeable or exercisable for or into any Capital Stock.

            "Certificate of Designations" shall have the meaning given it in
Section 1(a) of the Stock and Warrant Purchase Agreements.

            "Common Stock" shall have the meaning set forth in the second WHEREAS clause hereof.

            "Company" shall have the meaning set forth in the first paragraph hereof.

            "Edwards" shall have the meaning set forth in the first paragraph hereof.

            "Edwards Shares" shall have the meaning set forth in the second WHEREAS clause hereof.

            "Fleming Funds" shall have the meaning set forth in the first paragraph hereof.

            "Fleming Holders" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

            "Fleming Observer" shall have the meaning set forth in Section 2(a) hereof.

            "Fully Diluted Basis" means, with respect to the calculation of the number of shares of Capital Stock, as of each date of determination thereof, (i) all shares of Capital Stock


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

outstanding at the time of determination and (ii) all shares of Capital Stock issuable upon the exchange, exercise or conversion of any security or other right (other than any Capital Stock) then outstanding which is exchangeable, exercisable or convertible into Capital Stock.

            "Inclusion Notice" shall have the meaning set forth in Section 1(a) hereof.

            "Inclusion Offer" shall have the meaning set forth in Section 1(a) hereof.

            "Investor" shall have the meaning set forth in the first paragraph hereof.

            "Investor Director" shall have the meaning set forth in Section 2(b) hereof.

            "Investor Group" shall have the meaning set forth in the first paragraph hereof.

            "Investor Shares" means all Series D Preferred Stock and Common Stock owned by the Investor Group.

            "Permitted Transferee" shall have the meaning set forth in Section 2(a) hereof.

            "Person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, governmental body, agency, political subdivision or other entity.

            "Pro Rata" means with respect to a stockholder, in proportion to the number of shares of Capital Stock on a Fully Diluted Basis owned by such stockholder.

            "Series D Preferred Stock" shall have the meaning set forth in the first WHEREAS clause hereof.

            "Stock and Warrant Purchase Agreements" shall have the meaning set forth in the first WHEREAS clause hereof.

            "Transfer" means, with respect to any security, any direct or indirect sale, transfer, assignment, hypothecation, pledge or any other disposition of such security or any interest therein.

            "Transferee" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

            "Transferor Shares" shall have the meaning set forth in Section 1(a) hereof.

            "Warrants" shall have the meaning set forth in Section 1 of the Stock and Warrant Purchase Agreements.


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

4. Miscellaneous.

            (a) In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

            (b) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by all parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

            (c) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

            (d) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by nationally recognized overnight courier service to the parties at the following addresses or facsimile numbers:

            (i)   If to an Investor, to:

                  the address indicated on Schedule 1 to the Stock and Warrant Purchase Agreements.

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, NY 10178
                  Facsimile No.:  (212) 309-6273
                  Attn: David W. Pollak, Esq.


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

            (ii)  If to the Company, to:

                  Global Pharmaceutical Corporation
                  Castor & Kensington Avenues
                  Philadelphia, PA  19124-5694
                  Facsimile No.:  (215) 289-5932
                  Attn:  President

                  with a copy to:

                  Fulbright & Jaworski L.L.P.
                  666 Fifth Avenue, 31st Floor
                  New York, NY  10103-3198
                  Facsimile No.:  (212) 752-5958
                  Attn:  Sheldon G. Nussbaum, Esq.

            (iii) If to Edwards, to:

                  Barry R. Edwards
                  Global Pharmaceutical Corporation
                  Castor & Kensington Avenues
                  Philadelphia, PA  19124-5694
                  Facsimile No.:  (215) 289-5932

            All such notices, requests and other communications will (x) if delivered personally to the address as provided in this Section 4(d), be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number as provided in this Section 4(d), be deemed given upon receipt and (z) if delivered by nationally recognized overnight courier service in the manner described above to the address as provided in this Section 4(d), be deemed given on the business day following the day it was sent (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 4(d)). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            (e) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            (f) If any provision of this Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain


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

in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provi sion as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

            (h) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [remainder of page intentionally left blank]


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

            IN WITNESS WHEREOF, the parties have duly executed this Stockholders' Agreement as of the date first written above.

                                GLOBAL PHARMACEUTICAL CORPORATION

                                By: /s/  Barry R. Edwards
                                    --------------------------------------------
                                    Name: Barry R. Edwards
                                    Title: President and Chief Executive Officer

                                With respect to the obligations contained in Sections 1, 2(c), 3 and 4 hereof only:


                                /s/ Barry R. Edwards
                                ------------------------------------------------
                                Barry R. Edwards


                                FLEMING US DISCOVERY FUND III, L.P.

                                By: FLEMING US DISCOVERY
                                      PARTNERS, L.P.,
                                    its general partner

                                    By: FLEMING US DISCOVERY, LLC,
                                        its general partner

                                        By: /s/  Robert L. Burr
                                            ------------------------------------
                                            Robert L. Burr, member


                                FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

                                By: FLEMING US DISCOVERY
                                      PARTNERS, L.P.,
                                    its general partner

                                    By: FLEMING US DISCOVERY, LLC,
                                        its general partner

                                        By: Robert L. Burr
                                            ------------------------------------
                                            Robert L. Burr, member

                   [Signature page to Stockholders' Agreement]